Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 15, 2023, relating to the consolidated financial statements of Liberty Star Uranium & Metals, Corp. (the “Company”) as of and for the years ended January 31, 2023, and 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, in the Company’s Registration Statement on Form S-1 Amendment 2.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Amended Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

February 9, 2024